"KANSAS CITY SOUTHERN INDUSTRIES, INC."
                                AND SUBSIDIARY COMPANIES

                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES-
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                                                                              Years Ended December 31,
                                                        =====================================================================
                                                         1999           1998            1997           1996             1995
                                                        ======         ======          ======         =======         ========
Earnings:

"Pretax Income (Loss), excluding equity in "
 earnings of unconsolidated affilites                   $551.8         $331.5           $64.0         $167.2           $484.5

Interest Expense on Indebtedness                          63.3           66.1            63.7           59.6             77.0

Portion of Rents Representative
 of an Appropriate Interest Factor                        23.4           23.5            21.3           13.9             17.2

Equity in Undistributed Earnings of
 50% Owned Affiliates                                      5.6           (2.3)            2.8            0.8              5.7

Distributed Earnings of Less Than 50%
  Owned Affiliates                                         -              -               -              3.7              0.9

Fixed Charges of 50% Owned Affiliates                      5.1            6.0             6.0            1.3              1.3
                                                        ------         ------          ------         ------           ------
  Income (Loss) as Adjusted                             $649.2         $424.8          $157.8         $246.5           $586.6
                                                        ------         ------          ------         ------           ------

Fixed Charges:

Interest Expense on Indebtedness                        $63.3           $66.1           $63.7           $59.6           $77.0

Capitalized Interest                                      -               -               7.4             -               -

Portion of Rents Representative
 of an Appropriate Interest Factor                       23.4            23.5            21.3            13.9            17.2

Fixed Charges of 50% Owned Affiliates                     5.1             6.0             6.0             1.3             1.3
                                                        ------         ------          ------         ------           ------
  Total Fixed Charges                                   $91.8           $95.6           $98.4           $74.8           $95.5
                                                        ------         ------          ------         ------           ------
Ratio of Earnings to Fixed Charges                       7.07            4.44    (a)     1.60    (b)     3.30            6.14


(a) Includes one-time non-cash charge of $36.0 million ($23.2 million after-tax) resulting from the merger of a wholly owned subsidiary of DST with USCS International, Inc. Excluding this one-time item, the ratio for 1998 is 4.75."

"(b) Includes  one-time  restructuring,  asset  impairment  and  other  charges.
     Excluding these one-time items, the ratio for 1997 is 3.60."

Note: Exclude amortization expense on intangible debt discount due to immateriality
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